                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-65649
                                                                 333-65649-01
                                                                 333-77401
PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 23, 1998)                            April 29, 1999

--------------------------------------------------------------------------------
                                 $3,500,000,000

                           Sprint Capital Corporation
[LOGO] Sprint.

                      $1,000,000,000 5.875% Notes due 2004
                      $  750,000,000 6.375% Notes due 2009
                      $1,750,000,000 6.900% Notes due 2019
                         Unconditionally Guaranteed by
                               Sprint Corporation

--------------------------------------------------------------------------------

The 2004 Notes will mature on May 1, 2004, the 2009 Notes will mature on May 1, 2009 and the 2019 Notes will mature on May 1, 2019. Interest on the Notes is payable semiannually on May 1 and November 1, beginning November 1, 1999. Sprint Capital may redeem some or all of the Notes at any time. The redemption price is described under the heading "Description of Notes--Optional Redemption and Ability to Purchase" on page S-18 of this Prospectus Supplement. There is no sinking fund. Application will be made to list the Notes on the Luxembourg Stock Exchange.

Investing in the Notes involves certain risks. See "Risk Factors" beginning on page S-3 of this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement or the related Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            Public               Underwriting              Proceeds
                        Offering Price            Discounts               to Sprint
--------------------------------------------------------------------------------------
Per 2004 Note              99.503%                  .400%                  99.103%
Total                    $995,030,000             $4,000,000             $991,030,000
--------------------------------------------------------------------------------------
Per 2009 Note              99.412%                  .500%                  98.912%
Total                    $745,590,000             $3,750,000             $741,840,000
--------------------------------------------------------------------------------------
Per 2019 Note              99.701%                  .875%                  98.826%
Total                   $1,744,767,500           $15,312,500            $1,729,455,000
--------------------------------------------------------------------------------------
Combined Total          $3,485,387,500           $23,062,500            $3,462,325,000
(before expenses)
--------------------------------------------------------------------------------------


Interest on the Notes will accrue from May 6, 1999 to the date of delivery.


The Underwriters are offering the Notes subject to various conditions. The Underwriters expect to deliver the Notes, in book-entry form only, to purchasers through Depository Trust Company, Cedelbank or the Euroclear System, as the case may be, on or about May 6, 1999.

                          Joint Book-Running Managers
Salomon Smith Barney
                                                         Warburg Dillon Read LLC

                                 ------------

                                Co-Lead Managers
ABN-AMRO Incorporated
           Credit Suisse First Boston
                          Lehman Brothers
                                     J.P. Morgan & Co.
                                                      Morgan Stanley Dean Witter

                                 ------------

                                  Co-Managers
Deutsche Bank Securities
              Utendahl Capital Partners L.P.
                             Westdeutsche Landesbank Girozentrale
                                                 The Williams Capital Group L.P.

  You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement and related Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this Prospectus Supplement or the related Prospectus is accurate as of any date other than the date on the front of this Prospectus Supplement.

  The Luxembourg Stock Exchange takes no responsibility for the contents of this document and makes no representation as to its accuracy or completeness. It expressly disclaims any liability for any loss arising from or in reliance upon the whole or any part of the contents of this Prospectus Supplement and related Prospectus.

  Offers and sales of the Notes are subject to restrictions in the United Kingdom. The distribution of this Prospectus Supplement and related Prospectus and the offering of the Notes in certain other jurisdictions may also be restricted by law. This Prospectus Supplement and related Prospectus do not constitute an offer of, or an invitation on Sprint or Sprint Capital's behalf or on behalf of the Underwriters or any of them to subscribe to or purchase, any of the Notes, and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. Please refer to the section entitled "Underwriting."

  All references in this Prospectus Supplement and related Prospectus to "United States dollars," "U.S. Dollars", "dollars", "U.S. $", or "$" are to the currency of the United States of America.

  Delivery of the Notes is expected on or about May 6, 1999, which will be the fifth business day following the date of pricing of the Notes. You should note that trading of the Notes on the day of pricing and the succeeding days may be affected by this delayed settlement. Please refer to the section entitled "Underwriting."

  We cannot guarantee that the application to the Luxembourg Stock Exchange will be approved as of the settlement date or at any time thereafter, and settlement of the Notes is not conditioned on obtaining this listing.

                                  -----------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                             Prospectus Supplement
Risk Factors ..............................................................  S-3
Special Note Regarding Forward-Looking Statements..........................  S-8
Sprint Corporation.........................................................  S-9
Executive Officers and Directors of Sprint................................. S-11
Executive Officers and Directors of Sprint Capital......................... S-12
Use of Proceeds............................................................ S-13
Capitalization of Sprint................................................... S-14
Capitalization of Sprint Capital........................................... S-14
Sprint Corporation Selected Financial Data................................. S-15
Description of Notes....................................................... S-17
United States Federal Income Tax Considerations............................ S-24
Underwriting............................................................... S-27
Legal Matters.............................................................. S-29
Experts.................................................................... S-29
Where You Can Find More Information........................................ S-30
Listing and General Information............................................ S-30

                                   Prospectus
Where You Can Find More Information........................................    2
Sprint Capital Corporation.................................................    3
Sprint Corporation.........................................................    3
Use of Proceeds............................................................    4
Ratios of Earnings to Fixed Charges........................................    4
Description of Debt Securities.............................................    4
Description of Guarantees..................................................   13
Validity of the Debt Securities and Guarantees.............................   13
Experts....................................................................   13
Plan of Distribution.......................................................   14

                                  RISK FACTORS

  An investment in the Notes offered hereby involves certain risks. You should consider the following risk factors and the other information in this Prospectus Supplement carefully before purchasing any of the Notes. See "Special Note Regarding Forward-Looking Statements."

Substantial Capital Requirements

  The FON Group and the PCS Group will continue to require substantial additional capital after the Notes offering. Sprint may not be able to arrange additional financing to fund its capital requirements on terms acceptable to Sprint. Failure to obtain any such financing could result in the delay or abandonment of the PCS Group's development or expansion plans, the failure of the PCS Group to meet regulatory buildout requirements or the inability of the FON Group to continue to grow its business and meet competitive challenges.

Additional Indebtedness

  Sprint intends to incur additional indebtedness in the future as it implements the business plans of the PCS Group and the FON Group. A portion of Sprint's future cash flow from operations will be required for the payment of principal and interest on its indebtedness, which would reduce the funds available for its operations, including acquisitions, capital investments and business expenses. This could hinder its ability to adjust to changing market and economic conditions. In addition, if Sprint incurs significant indebtedness, its credit rating could be adversely affected. As a result Sprint's borrowing costs would likely increase.

  Both the FON Group and the PCS Group have substantial indebtedness. The PCS Group's ability to make scheduled payments of principal and interest on or to refinance its indebtedness depends on its future performance and successful implementation of its business plan, which is subject not only to its own actions but also to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. The PCS Group's business may not generate sufficient cash flow from operations and future credit may not be available to enable the PCS Group to service its indebtedness. In addition, Sprint may not be able to arrange additional financing to fund the PCS Group's debt service on terms acceptable to Sprint, and Sprint may not be willing to provide such financing itself.

PCS Group Operating Losses and Negative Cash Flow from Operations

  Sprint expects that the PCS Group will continue to incur significant operating losses during the next several years, and will generate significant negative cash flow from operating activities for the immediately foreseeable future, while it continues to build its network and customer base. The PCS Group may never achieve or sustain operating profitability or positive cash flow from operating activities. If the PCS Group does not achieve and maintain positive cash flow from operating activities and operating profitability on a timely basis, the PCS Group may be unable to make capital expenditures necessary to implement its business plan, meet its debt service requirements or otherwise conduct its business in an effective and competitive manner. Such events could have a material adverse effect on the financial condition of the PCS Group and Sprint as a whole.

Competition

  There is substantial competition in the telecommunications industry. The traditional dividing lines between long distance, local, wireless and Internet services are increasingly becoming blurred. Through mergers and various service integration strategies, all major providers, including Sprint, are striving to provide integrated solutions both within and across all geographical markets.

  Sprint expects competition to intensify as a result of the entrance of new competitors and the rapid development of new technologies, products and services. Sprint cannot predict which of many possible future technologies, products or services will be important to maintain its competitive position or what expenditures will be required to develop and provide such technologies, products or services. Sprint's ability to compete successfully will depend on marketing and on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

  PCS Group. Each of the markets in which the PCS Group competes is served by other two-way wireless service providers, including cellular and PCS operators and resellers. A majority of markets will have five or more Commercial Mobile Radio Service providers, and each of the top 50 metropolitan markets has at least one other PCS competitor in addition to two cellular incumbents. Many of these competitors have been operating for a number of years and currently serve a substantial subscriber base. Competition also may increase to the extent that licenses are transferred from smaller stand-alone operations to larger, better capitalized and more experienced wireless communications operations that may be able to offer customers network features not offered by the PCS Group.

  The PCS Group is relying on agreements to provide automatic roaming capability to PCS Group customers in many of the areas of the United States not served by the PCS Group's network, which primarily serves metropolitan areas. Certain competitors may be able to offer coverage in areas not served by the PCS Group's network or, because of their call volumes or their affiliations with, or ownership of, wireless providers, may be able to offer roaming rates that are lower than those offered by the PCS Group.

  The PCS Group also expects that existing cellular providers, some of which have an infrastructure in place and have been operating for a number of years, will upgrade their systems and provide expanded and digital services to compete with the PCS Group's PCS system. Many of these wireless providers require their customers to enter into long term contracts, which may make it more difficult for the PCS Group to attract these customers away from such wireless providers. In addition, the PCS Group does not require its customers to enter into long term contracts, which may make it easier for other wireless providers to attract these customers away from the PCS Group.

  The PCS Group anticipates that market prices for two-way wireless services generally will decline in the future based upon increased competition. The significant competition among wireless providers, including from new entrants, is expected to continue to drive service and equipment prices lower. The PCS Group also expects that there will be increases in advertising and promotion spending, along with increased demands on access to distribution channels. All of this may lead to greater choices for customers, possible consumer confusion and increasing churn.

  FON Group. The long distance division, as the nation's third largest provider of long distance services, competes with AT&T and MCI WorldCom, as well as a host of smaller competitors. Recently, a class of new entrants has emerged (such as Qwest Communications International Inc. and Level 3 Communications, Inc.) that are building high-capacity fiber-optic networks capable of supporting tremendous amounts of bandwidth. Although these new entrants have not captured significant market share, they and others with a strategy of utilizing Internet-based networks claim certain cost structure advantages which, among other factors, may position them well for the future. In any event, the significant increase in capacity resulting from such new networks may drive prices down further.

  Although the Telecommunications Act of 1996 (the "Telecom Act") allows the Regional Bell Operating Companies ("RBOCs") to provide long distance services in their respective regions if certain conditions are met, to date none of them have been found to meet the criteria necessary for entry. Once approved, the RBOCs could prove to be formidable long distance competitors due to, among other things, geographic coverage and customer loyalty.

  Because Sprint's local division operations are largely in rural markets, competition in the local division's markets is occurring more gradually. There is already significant competition in urban areas served by the FON Group and for business customers located in all areas. Certain combinations involving competitors may increase competition. For example, the merger of AT&T and Tele-Communications, Inc. ("TCI") may accelerate competition in the areas served by the FON Group by allowing AT&T to bypass the local exchange company and reach local customers through the cable of TCI. In addition, wireless services will continue to grow as an alternative to wireline services as a means of reaching local customers.

PCS Group Business Risks May Adversely Affect Overall Sprint Performance

  PCS Group Network Buildout. The PCS Group has significant buildout activities to complete. As the PCS Group continues the buildout of its PCS network, it must:

  . obtain rights to a large number of cell and switch sites;

  . obtain zoning variances or other approvals or permits for network construction;

  . complete the radio frequency design, including cell site design, frequency planning and network optimization, for each of its remaining markets; and

  . complete the fixed network implementation, which includes designing and installing network switching systems, radio systems, interconnecting facilities and systems, and operating support systems.

  These events may not occur at the times that the PCS Group has scheduled, when the FCC requires, at the cost that the PCS Group has estimated, or at all. Additionally, problems in vendor equipment availability or performance could delay the launch of operations in new markets or result in increased costs in all markets. Failure or delay to complete the buildout of the network and launch operations, or increased costs of such buildout and launch of operations, could have a material adverse effect on the operations and financial condition of the PCS Group or Sprint as a whole.

  Maintenance, Expansion and Integration of PCS Group Internal Support
Systems. The successful expansion of the PCS Group's network is dependent on its ability to expand and maintain customer care, network management, billing and other financial and management systems (collectively referred to as "Internal Support Systems"), some of which are provided by third party vendors. In the past, vendors have often not had systems available to fully meet the PCS Group's requirements. The failure to maintain, expand, integrate or deploy these Internal Support Systems in a timely manner could have a material adverse effect on the PCS Group's competitive position and its ability to grow, retain and service its customer base, collect revenues from its customers, and provide critical management and financial information on a timely and accurate basis.

  For example, increases in the capacity of the PCS Group's billing system are dependent upon the timely development and deployment of future software releases. Management estimates that the PCS Group's billing system has sufficient capacity for anticipated customer growth through mid-year 1999. Additional software releases are scheduled to be delivered and installed by mid-year 1999, which are expected to meet estimated billing capacity requirements through mid-year 2000. Although contingency plans exist in the event that these releases are late, do not perform as planned or are delayed due to other business priorities, these contingency plans may not be adequate. Ensuring adequate billing system capacity is dependent on a number of factors including forecasts of customer growth and usage patterns and adequate software releases from third-party vendors. In addition, the rapid expansion of the PCS Group's operations has placed increasing demands on the PCS Group's customer care systems and processes as well as management information and financial systems and controls. For example, American PCS, L.P. was experiencing certain internal control problems prior to the time that the PCS Group acquired management control.

  The rapid expansion of the PCS Group's business and the PCS Group's reliance on third-party vendors for a significant number of important functions and components of its Internal Support Systems could have a material adverse effect on the PCS Group or Sprint as a whole.

  Significant Change in Wireless Industry. The wireless telecommunications industry is experiencing significant technological change, including ongoing improvements in the capacity and quality of digital technology, which causes uncertainty about future customer demand for the PCS Group's services. There is also uncertainty as to the extent to which airtime charges and monthly recurring charges may continue to decline. As a result, the future prospects of the wireless industry and the PCS Group and the success of PCS and other competitive services remain uncertain. Also, these rapid changes may lead to the development of wireless telecommunications service or alternative service that consumers prefer over PCS. The industry's rapid technological developments may have a material adverse effect on the PCS Group or Sprint as a whole.

  Customer Churn and Radio Frequency Emissions. The PCS Group has experienced a higher rate of customer churn as compared to cellular industry averages. Although the PCS Group has implemented and plans to implement strategies to address customer churn, such strategies may not be successful and the rate of customer churn may not decline. Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns and may interfere with various electronic medical devices. Although management does not believe radio frequency emissions raise health concerns, concerns over radio frequency emissions may discourage the use of wireless handsets or expose Sprint to litigation.

  A high rate of customer churn and concerns over radio frequency emissions could both have a material adverse effect on the operations and financial condition of the PCS Group or Sprint as a whole.

Year 2000 Risk

  Failure by either the FON Group, the PCS Group, Sprint's affiliates (including Global One) or any of Sprint's significant third-party service providers to be Year 2000 compliant in a timely manner could have a material adverse effect on Sprint's operations. The "Year 2000" issue affects Sprint's installed computer systems, network elements, software applications, and other business systems that have time sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system errors. The Year 2000 issue may also affect the systems and applications of Sprint's customers, vendors, resellers or affiliates.

  The FON Group incurred approximately $140 million in 1998 for its Year 2000 compliance program and expects to incur approximately $110 million in 1999. The PCS Group expects to incur approximately $50 million in 1999 for its Year 2000 compliance program. Sprint is focusing on identifying and addressing all aspects of its operations that may be affected by the Year 2000 issue. In addition, Sprint is contacting third parties with whom it conducts business to receive the appropriate warranties and assurances from such third parties that those parties are, or will be, Year 2000 compliant. Although Sprint is developing and will implement, if necessary, appropriate contingency plans to mitigate to the extent possible the effects of any Year 2000 noncompliance, such plans may not be adequate and the cost of Year 2000 compliance may be higher than forecasted.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus Supplement includes and incorporates by reference "forward-looking statements" within the meaning of the securities laws. All statements regarding the expected financial position, business and financing plans of Sprint, the FON Group and the PCS Group and statements that are not historical facts are "forward-looking statements." Such forward-looking statements, including statements relating to the future business prospects, revenues, working capital, liquidity, capital needs, PCS network buildout, interest costs and income, in each case relating to Sprint, the FON Group and the PCS Group, are estimates and projections reflecting the best judgment of the senior management of Sprint and its subsidiaries and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Although Sprint believes that the estimates and projections reflected in the forward-looking statements are reasonable, such expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

  . the effects of vigorous competition in the markets in which these entities operate;

  . the costs and business risks associated with entering new markets necessary to provide nationwide services and providing new services;

  . the ability of the PCS Group to establish a significant market presence;

  . the uncertainties related to Sprint's investments in Global One and other joint ventures;

  . the effects of mergers and consolidations within the telecommunications industry;

  . the impact of any unusual items resulting from ongoing evaluations of the business strategies of these entities;

  . requirements imposed on these entities or latitude allowed to their competitors by the FCC or state regulatory commissions under the Telecom Act or other applicable laws and regulations;

  . unexpected results of litigation filed against these entities;

  . the impact of the Year 2000 issue and any related non-compliance;

  . the possibility of one or more of the markets in which these entities compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which these entities have no control; and

  . those factors listed in this Prospectus Supplement under "Risk Factors."
   See "Risk Factors."

  The words "estimate," "project," "intend," "expect," "believe" and similar expressions identify forward-looking statements. These forward-looking statements are found at various places throughout this Prospectus Supplement and the other documents incorporated by reference in this Prospectus Supplement. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus Supplement. Sprint has no obligation to revise these forward-looking statements to reflect events or circumstances after the date of this Prospectus Supplement or to reflect the occurrence of unanticipated events. Moreover, in the future, Sprint, through senior management, may make forward-looking statements about the matters described in this Prospectus Supplement or other matters concerning Sprint or any Sprint affiliate.

                              SPRINT CORPORATION

  Sprint is a diversified telecommunications company, providing long distance, local and wireless communications services. Its local and long distance operations serve more than 16 million business and residential customers. Its wireless operations provide services to more than 3.35 million customers.

                                 The PCS Group

  The PCS Group markets its wireless telephony products and services under the Sprint(R) and Sprint PCS(R) brand names. The PCS Group operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. The PCS Group owns licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. As of March 31, 1999, the PCS Group, together with its affiliates, operated PCS systems in 286 metropolitan markets within the United States, including all of the 50 largest metropolitan areas.

                                 The FON Group

  The FON Group consists of all of Sprint's businesses and assets not included in the PCS Group.

  Sprint's long distance division is the nation's third-largest provider of long distance telephone services. In this division, Sprint operates a nationwide, all-digital long distance telecommunications network that uses state-of-the-art fiber-optic and electronic technology. This division provides domestic and international voice, video and data communications services, as well as integration management and support services for computer networks.

  Sprint's local telecommunications division consists primarily of regulated local exchange carriers serving nearly 7.8 million access lines in 18 states. This division provides local services and access for telephone customers and other carriers to Sprint's local exchange facilities and sells telecommunications equipment and long distance services within specified geographical areas.

  Sprint's product distribution and directory publishing businesses consist of wholesale distribution of telecommunications equipment and publishing and marketing white and yellow page telephone directories.

  Sprint is developing and deploying new integrated communications services, referred to as Sprint ION SM, Integrated On-Demand Network. Sprint ION extends Sprint's existing advanced network capabilities to the customer and enables Sprint to provide the network infrastructure to meet customers' demands for data, Internet and video. It is also expected to be the foundation for Sprint to provide new competitive local service.

  Other activities of the FON Group include:

  . Sprint's interest in the Global One international strategic alliance, a joint venture with France Telecom S.A. and Deutsche Telekom AG (France Telecom and Deutsche Telekom are European telephone companies with a combined 20% equity investment in Sprint); and

  . Sprint's investment in EarthLink Network, Inc., an Internet service provider, Call-Net, a long distance provider in Canada, and certain other telecommunications investments and ventures.

                              Recent Developments

  On April 12, 1999, Sprint announced that it had agreed to acquire People's Choice TV Corp. ("PCTV"), a provider of wireless broadband services in several major markets in the midwest and southwest. PCTV common stockholders will receive an aggregate of $129.2 million in cash in the merger, not including amounts to be paid if outstanding options and warrants are exercised prior to closing. Sprint also acquired or entered into options to acquire convertible preferred stock of PCTV from certain stockholders for an aggregate of $23.3 million. PCTV had an aggregate of $287 million in indebtedness outstanding as of December 31, 1998 according to its Annual Report on Form 10-K for the 1998 fiscal year.

  On April 27, 1999, Sprint announced that it had agreed to acquire American Telecasting, Inc. ("ATI"), a provider of wireless broadband services in several major markets in the north central and western United States. ATI common stockholders will receive an aggregate of $167.8 million in cash in the merger, not including amounts to be paid if outstanding options and warrants are exercised prior to closing. ATI had an aggregate of $240 million of indebtedness outstanding as of December 31, 1998 according to its Annual Report on Form 10-K for the 1998 fiscal year.

  These acquisitions will provide Sprint, through Sprint IONSM, with the ability to provide high bandwidth data, voice, Internet and video conferencing services directly to consumers in the related markets through terrestrial wireless connections. The transactions are subject to customary conditions, including regulatory approval and approval by PCTV and ATI stockholders. Sprint evaluates acquisition opportunities on a continuing basis, and is currently in negotiations with other entities in the broadband terrestrial wireless industry. Any other such transactions are likely to require additional capital for the acquisition of equity and the assumption of additional indebtedness.

                        EXECUTIVE OFFICERS AND DIRECTORS
                                   OF SPRINT

                               Executive Officers

          Name                                        Position
          ----                                        --------
William T. Esrey........ Chairman and Chief Executive Officer
Ronald T. LeMay......... President and Chief Operating Officer
J. Richard Devlin....... Executive Vice President-General Counsel and External Affairs
Arthur B. Krause........ Executive Vice President-Chief Financial Officer
Kevin E. Brauer......... President-National Integrated Services
Michael B. Fuller....... President-Local Telecommunications Division
Andrew J. Sukawaty...... President-Sprint PCS
John E. Berndt.......... President-Sprint International
Gene M. Betts........... Senior Vice President and Treasurer
Joseph M. Gensheimer.... Senior Vice President and Associate General Counsel
A. Allan Kurtze......... Senior Vice President - One Sprint Strategic Development
John P. Meyer........... Senior Vice President and Controller
Theodore H. Schell...... Senior Vice President-Strategic Planning and Corporate Development
I. Benjamin Watson...... Senior Vice President-Human Resources
Thomas E. Weigman....... Senior Vice President-Consumer Market Strategy and Communications
Don A. Jensen........... Vice President and Secretary

                                   Directors

          Name                                Principal Occupation
          ----                                --------------------
DuBose Ausley...........  Chairman of Ausley & McMullen
Warren L. Batts.........  Retired Chairman and Chief Executive Officer of Tupperware
                          Corporation
Michael Bon.............  Chairman of France Telecom
William T. Esrey........  Chairman and Chief Executive Officer of Sprint
Irvine O. Hockaday, Jr..  President and Chief Executive Offier of Hallmark Cards, Inc.
Harold S. Hook..........  Retired Chairman and Chief Executive Officer of American
                          General Corporation
Ronald T. LeMay.........  President and Chief Operating Officer of Sprint
Linda Koch Lorimer......  Vice President and Secretary of Yale University
Charles E. Rice.........  Vice Chairman-Corporate Development of Bank of America
Ron Sommer..............  Vice Chairman of the Board of Management of
                          Deutsche Telekom
Stewart Turley..........  Retired Chairman of Eckerd Corporation

  Each of the above-named persons is a full-time employee of Sprint, except Ms. Lorimer and Messrs. Ausley, Batts, Bon, Hockaday, Hook, Rice, Sommer and Turley. The business address of each, in his or her capacity as an Executive Officer or Director, is c/o Sprint Corporation, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205.

                        EXECUTIVE OFFICERS AND DIRECTORS
                               OF SPRINT CAPITAL

          Name                                      Position
          ----                                      --------
Arthur B. Krause........ President and Chief Executive Officer and Director
Gene M. Betts........... Senior Vice President and Chief Financial Officer and Director
John P. Meyer........... Senior Vice President and Controller
Don A. Jensen........... Vice President and Secretary and Director
Dennis C. Piper......... Vice President and Treasurer

  Each of the above-named persons is a full-time employee of Sprint. The business address of each, in his capacity as an Executive Officer or Director, is c/o Sprint Corporation, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205.

                                USE OF PROCEEDS

  The net proceeds to Sprint Capital from the Notes offering will be approximately $3.46 billion. Sprint intends that approximately $3 billion of such proceeds will be used to repay indebtedness, primarily short-term borrowings, bearing interest at annual rates from 4.885% to 7.875%, with maturities ranging from 1999 to 2007. The remaining proceeds will be used for working capital, capital expenditures, and other purposes, including funding the continued buildout of the PCS network. Pending such use, a portion of such funds may be invested in short-term securities. Sprint has used the amounts of such existing indebtedness to repay indebtedness and for working capital, capital expenditures and other purposes, primarily related to the PCS Group.

  All or a significant portion of the net proceeds will be deemed loaned to the PCS Group. Such loans will be made at interest rates and on other terms and conditions substantially equivalent to those that the PCS Group would be able to obtain from third parties (including the public markets) as a wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. Accordingly, such interest rates are expected to be higher than the interest rates for the Notes. The difference between the rates of the Notes and the rate charged to the PCS Group will accrue to the benefit of the FON Group.

  Certain of the underwriters or their affiliates may be lenders under credit facilities to be repaid with net proceeds from the Notes offering. See "Underwriting."

                           CAPITALIZATION OF SPRINT

  The following table sets forth as of December 31, 1998 the historical consolidated capitalization of Sprint.

                                                                       As of
                                                                    December 31,
                                                                        1998
                                                                    ------------
                                                                        (in
                                                                     millions)
   Cash and equivalents...........................................   $   605.2
                                                                     =========
   Short-term debt (includes maturities of long-term debt)........   $   246.9
   Long-term debt.................................................    11,942.4
   Class A common stock, $2.50 par value, 200.0 million shares
    authorized, 86.2 million shares issued and outstanding........       215.6
   FON stock, $2.00 par value, 4.2 billion shares authorized,
    350.3 million shares issued and 344.5 million shares outstand-
    ing...........................................................       700.5
   PCS stock, $1.00 par value, 2.35 billion shares authorized,
    375.4 million shares issued and 372.7 million shares outstand-
    ing...........................................................       375.4
   PCS preferred stock, no par, 0.3 million shares authorized, 0.2
    million shares issued and outstanding.........................       246.8
   Capital in excess of par or stated value.......................     7,586.2
   Retained earnings..............................................     3,650.9
   Treasury stock, at cost, 8.5 million shares....................      (426.0)
   Other..........................................................        98.9
                                                                     ---------
    Total capitalization..........................................   $24,637.6
                                                                     =========

  Except as described in this Prospectus Supplement, the related Prospectus or in the documents incorporated by reference herein, there has been no material change in Sprint's consolidated capitalization since December 31, 1998.

                       CAPITALIZATION OF SPRINT CAPITAL

  Sprint Capital's authorized stock consists of 100 shares of $2.50 par value common stock, all of which is outstanding and issued to Sprint. As of December 31, 1998, Sprint Capital had $5,006,957,000 principal amount of long-term debt outstanding. Except as described in this Prospectus Supplement, the related Prospectus or in the documents incorporated by reference herein, there has been no material change in Sprint Capital's capitalization since December 31, 1998.

                              SPRINT CORPORATION

                            SELECTED FINANCIAL DATA

  The following table sets forth the selected financial data of Sprint, prepared, where appropriate, using the consolidated financial statements of Sprint, which have been audited by Ernst & Young LLP, independent auditors.

                            1998         1997         1996         1995         1994
                          ---------    ---------    ---------    ---------    ---------
                           (in millions, except per share and ratio data)
Results of Operations
Net operating revenues..  $17,134.3    $14,873.9    $13,887.5    $12,735.3    $11,964.8
Operating income(1)(2)..      190.4      2,451.4      2,267.2      1,834.3      1,690.7
Income from continuing
 operations(1)(2)(3)....      450.5        952.5      1,190.9        946.1        899.2
Earnings per Share and
 Dividends
Earnings per common
 share from continuing
 operations:(2)(3)
 Diluted................  $      NM    $    2.18    $    2.79    $    2.69    $    2.56
 Basic..................         NM         2.21         2.82         2.71         2.59
Dividends per common
 share..................       1.00         1.00         1.00         1.00         1.00
Pro Forma Earnings
 (Loss) per Share(4)
Earnings (Loss) per
 common share from
 continuing
 operations:(2)(3)
 FON Group (diluted)....  $    3.55    $    3.14    $    3.07    $    2.74    $    2.56
 FON Group (basic)......       3.61         3.19         3.11         2.76         2.59
 PCS Group (diluted and
  basic)................      (4.42)       (3.52)          NA           NA           NA
Financial Position
Total assets............  $33,231.1    $18,273.6    $16,915.2    $15,074.3    $14,425.2
Property, plant and
 equipment, net.........   18,983.0     11,494.1     10,464.1      9,715.8     10,258.8
Total debt (including
 short-term borrowings).   12,189.3      3,879.6      3,273.9      5,668.9      4,927.7
Shareholders' equity....   12,448.3      9,025.2      8,519.9      4,642.6      4,524.8
Cash Flow Data
Net cash provided by
 operating activities--
 continuing
 operations(5)..........  $ 4,255.4    $ 3,379.0    $ 2,403.5    $ 2,609.6    $ 2,339.6
Capital expenditures....    4,231.1      2,862.6      2,433.6      1,857.3      1,751.6
Ratio of earnings to
 fixed charges..........       1.66(6)      6.44(7)      5.93(8)      4.33(9)      4.29

--------
  Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or shareholders' equity as previously reported.

  In November 1998, Sprint purchased the remaining ownership interests in Sprint Spectrum Holding Company, L.P. and PhillieCo, L.P. (together, "Sprint PCS"). Sprint's 1998 results of operations include Sprint PCS' operating results on a consolidated basis for the entire year. Sprint's former partners' share of losses through the date of the purchase (the "PCS Restructuring") has been reflected as "Other partners' loss in Sprint PCS" in Sprint's consolidated statements of income contained in Sprint's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference herein. Before 1998, Sprint's investment in Sprint PCS was accounted for using the equity method. Sprint PCS' financial position at year-end 1998 has also been reflected on a consolidated basis. Cash flow data reflects Sprint PCS' cash flows only after the PCS Restructuring date.

(1) In 1998, the PCS Group recorded a nonrecurring charge to write off $179 million of acquired in-process research and development costs related to the PCS Restructuring. This charge reduced operating income and income from continuing operations by $179 million.
(2) The FON Group recorded nonrecurring charges of $20 million in 1997 and $60 million in 1996 related to litigation within the long distance division. These charges reduced income from continuing operations by $13 million in 1997 and $36 million in 1996. In 1995, the FON Group recorded a nonrecurring charge of $88 million related to a restructuring within the local division. This reduced income from continuing operations by $55 million.
(3) In 1998, the FON Group recorded net nonrecurring gains of $104 million mainly from the sale of local exchanges. This increased income from continuing operations by $62 million. In 1997, the FON Group recorded nonrecurring gains of $71 million mainly from sales of local exchanges and certain investments. These gains increased income from continuing operations by $44 million. In 1994, the FON Group recognized a $35 million gain on the sale of equity securities, which increased income from continuing operations by $22 million.
(4) Pro forma earnings per share for the FON Group assumes that the FON shares created in the November 23, 1998 recapitalization of Sprint's common stock into FON Stock and PCS Stock ("Recapitalization") existed for all periods presented.

  Pro forma loss per share for the PCS Group assumes the PCS Restructuring, the Recapitalization and the purchase of PCS Stock by France Telecom and Deutsche Telekom in connection with the PCS Restructuring occurred at the beginning of 1997 and excludes the PCS Group's write-off of $179 million of acquired in-process research and development costs. These pro forma amounts are for comparative purposes only and do not necessarily represent what actual results of operations would have been had the transactions occurred at the beginning of 1997, nor do they indicate the results of future operations.
(5) The 1996 amount was reduced by $600 million for cash required to terminate an accounts receivable sales agreement.
(6) Earnings as computed for the ratio of earnings to fixed charges includes nonrecurring net gains of $104 million mainly relating to sales of local exchanges and a nonrecurring charge to write off $179 million of acquired in-process research and development costs related to the PCS Restructuring. Excluding these items, the ratio of earnings to fixed charges would have been 1.72 for 1998.

(7) Earnings as computed for the ratio of earnings to fixed charges includes nonrecurring items. These items include a litigation charge of $20 million, gains on the sales of local exchanges of $45 million and a gain on the sale of an equity investment in an equipment provider of $26 million. Excluding these items, the ratio of earnings to fixed charges would have been 6.32 for 1997.
(8) Earnings as computed for the ratio of earnings to fixed charges includes the nonrecurring charge related to litigation of $60 million recorded in 1996. Excluding this charge, the ratio of earnings to fixed charges would have been 6.07 for 1996.
(9) Earnings as computed for the ratio of earnings to fixed charges includes the nonrecurring restructuring charge of $88 million recorded in 1995. Excluding this charge, the ratio of earnings to fixed charges would have been 4.53 for 1995.

Note: The ratios were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings include income from continuing operations before taxes, plus equity in the net losses of less-than-50%-owned entities, less capitalized interest. Fixed charges include (a) interest on all debt of continuing operations (including amortization of debt issuance costs), (b) the interest component of operating rents, and (c) the pre-tax cost of subsidiary preferred stock dividends.

NM = Not meaningful, due to the Recapitalization. See Pro Forma Earnings
  (Loss) per Share.
NA = Not applicable

                              DESCRIPTION OF NOTES

  As used herein, the term " 2004 Notes" refers to the 5.875% Notes due 2004, the term " 2009 Notes" refers to the 6.375% Notes due 2009 and the term " 2019 Notes" refers to the 6.900% Notes due 2019.

  The 2004 Notes, the 2009 Notes, and the 2019 Notes will be issued as separate series of Debt Securities under an Indenture, dated as of October 1, 1998 (the "Sprint Capital Indenture"), among Sprint Capital, Sprint and Bank One, N.A., as trustee (the "Trustee"), as supplemented by a First Supplemental Indenture, dated as of January 15, 1999 (the "First Supplemental Indenture" and, together with the Sprint Capital Indenture, the "Amended Sprint Capital Indenture"). The First Supplemental Indenture amended the merger provisions in the Sprint Capital Indenture. See "Consolidation, Merger and Conveyances." The provisions of the Sprint Capital Indenture are more fully described under "Description of Debt Securities" and "Description of Guarantees" in the related Prospectus. Capitalized terms not otherwise defined in this section have the meanings given to them in the related Prospectus and the Amended Sprint Capital Indenture. As of the date of this Prospectus Supplement, $5 billion aggregate principal amount of Debt Securities has been previously issued under the Amended Sprint Capital Indenture.

General

  The Notes will have the following terms:

                       Principal Amount           Interest Rate           Maturity Date
                       ----------------           -------------           -------------
      2004 Notes       $  1,000,000,000                  5.875%             May 1, 2004
      2009 Notes       $    750,000,000                  6.375%             May 1, 2009
      2019 Notes       $  1,750,000,000                  6.900%             May 1, 2019

  In each case, interest will accrue from May 6, 1999, or from the most recent interest payment date to which interest has been paid or duly provided for. Interest will be payable semiannually on May 1 and November 1 of each year, commencing November 1, 1999, to the persons in whose names the Notes are registered at the close of business on the April 15 or October 15, as the case may be, next preceding such interest payment date. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

  The Notes will not have the benefit of a sinking fund.

Ranking

  The Notes will be senior unsecured obligations of Sprint Capital and will rank equally with all other senior unsecured and unsubordinated indebtedness of Sprint Capital. The Guarantees will be senior unsecured obligations of Sprint and will rank equally with all other senior unsecured and unsubordinated indebtedness of Sprint.

  The Notes and the Guarantees will be effectively subordinated to any secured indebtedness of Sprint Capital or Sprint, as the case may be, to the extent of the value of the assets securing such indebtedness. The Amended Sprint Capital Indenture permits Sprint and its Restricted Subsidiaries to incur or permit to be outstanding secured indebtedness plus attributable debt with respect to any sale and leaseback transaction in an aggregate amount not exceeding 15% of the Consolidated Net Tangible Assets of Sprint and its subsidiaries, in addition to Permitted Liens, all as described under "Description of Debt Securities-- Restrictive Covenant--Sprint" in the related Prospectus. Sprint's assets consist principally of the stock of and advances to its subsidiaries. Almost all the operating assets of Sprint and its consolidated subsidiaries are owned by such subsidiaries and Sprint relies primarily on interest and dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations, including guarantees, and corporate expenses. The Notes and the Guarantees will be structurally subordinated to all obligations, including trade payables, of subsidiaries of Sprint Capital or Sprint, as the case may be.

Optional Redemption and Ability to Purchase

  The Notes will be redeemable, as a whole or in part, at the option of Sprint Capital, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of Notes. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and:

                       . 15 basis points for the 2004
                       Notes
                       . 20 basis points for the 2009
                       Notes
                       . 25 basis points for the 2019
                       Notes

In the case of each of clause (1) and (2), accrued interest will be payable to the redemption date.

  "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 2004 Notes, the 2009 Notes, or the 2019 Notes, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by Sprint Capital.

  "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

  "Reference Treasury Dealer" means each of Salomon Smith Barney Inc., Warburg Dillon Read LLC, ABN AMRO Incorporated, Credit Suisse First Boston Corporation, Lehman Brothers, Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated and their respective successors. If any of the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), Sprint Capital shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

  "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on such Note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such redemption date.

  On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless Sprint Capital defaults in the payment of the redemption price and accrued interest). On or before the redemption date, Sprint Capital will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes of any series are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

  For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notice of redemption shall be given by publication in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxembourg Wort). If in the opinion of the Trustee or the Paying Agent publication in such manner is not practicable, notices will be deemed duly given if published in such other leading daily newspaper(s) with general circulation in Western Europe as the Trustee or the Paying Agent may approve.

  The repayment price of any Note redeemed at maturity will equal the principal amount of the Note. For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Luxembourg Stock Exchange will be informed of the principal amounts outstanding of the Notes following each interest payment date and each principal payment date and will be notified if holders of the Notes do not receive scheduled payments of principal or interest.

  The terms of the Notes do not prevent Sprint from purchasing Notes on the open market.

Consolidation, Merger and Conveyances

  Under the Amended Sprint Capital Indenture, neither Sprint nor Sprint Capital may consolidate with or merge into any other Person or convey, transfer or lease all or substantially all its properties and assets in any one transaction or series of transactions, and neither Sprint nor Sprint Capital shall permit any Person to consolidate with or merge into Sprint or Sprint Capital or convey, transfer or lease all or substantially all its properties and assets in any one transaction or series of transactions to Sprint or Sprint Capital, unless (i) the corporation, partnership or trust formed by such consolidation or into which Sprint or Sprint Capital is merged or which acquires or leases all or substantially all the assets of Sprint or Sprint Capital in any one transaction or a series of transactions is organized under the laws of any United States jurisdiction and assumes the obligations of Sprint or Sprint Capital, as applicable, under the Notes and the Guarantees and under the Amended Sprint Capital Indenture, (ii) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing, and (iii) certain other conditions specified in the Amended Sprint Capital Indenture are met. Thereafter, all such obligations of Sprint or Sprint Capital, as the case may be, terminate.

Global Clearance and Settlement Procedures

  Investors in the Global Securities representing any of the Debt Securities issued under the Prospectus may hold a beneficial interest in such Global Securities through the Depositary Trust Company ("DTC"), Cedelbank ("CEDEL") or Euroclear (as defined below) or through participants. The Global Securities may be traded as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle as set forth below or in the accompanying Prospectus under "Description of Debt Securities--Same-Day Settlement and Payment."

  CEDEL is incorporated under the laws of Luxembourg as a professional depository. CEDEL holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between CEDEL participants through electronic book-entry changes in accounts of CEDEL participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CEDEL in any of 28 currencies, including United States dollars. CEDEL provides to its participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. CEDEL interfaces with domestic markets in several countries. As a professional depository, CEDEL is subject to regulation by the Luxembourg Monetary Institute. CEDEL participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include the underwriters named in this Prospectus Supplement. Indirect access to CEDEL is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a CEDEL participant, either directly or indirectly.

  The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC. The Euroclear System is operated by Morgan Guaranty Trust Company of New York, Brussels, Belgium office (the "Euroclear Operator" or "Euroclear"), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

  The Euroclear Operator is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Federal Reserve Board and the New York State Banking Department, as well as the Belgian Banking Commission.

  Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

  Principal, premium, if any, and interest payments with respect to Debt Securities held through CEDEL or Euroclear will be credited to the cash accounts of CEDEL participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depository. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations as described below. CEDEL or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Amended Sprint Capital Indenture on behalf of a CEDEL participant or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depository's ability to effect such actions on its behalf through DTC, as Depositary.

  For so long as the Notes are listed on the Luxembourg Stock Exchange, Sprint Capital will maintain a paying agent and a transfer agent in Luxembourg for payments in respect of any Notes in definitive form ("Definitive Notes") that may be outstanding. The name and address of the paying agent and the transfer agent which are expected to be appointed for such purposes are set forth on the back cover of this Prospectus Supplement and related Prospectus. Sprint Capital will also appoint a paying agent in the United States. Upon the issuance of Definitive Notes, payments of interest on each Definitive Note will be made by check drawn on a bank in the United States or by transfer to an account maintained by a paying agent, and will be made to the person in whose name such Definitive Note is registered. Payment of principal on a Definitive Note will be made upon presentation and surrender of such Definitive Note at the specified office of the paying agent by a check drawn on a bank in the United States. Definitive Notes will not be issued, except in very limited circumstances. See "Description of Debt Securities--General" and "Description of Debt Securities--Book-Entry System" in the related Prospectus.

  Initial Settlement

  All Global Securities will be registered in the name of Cede & Co. as nominee of DTC. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect participants in the Depositary. As a result, CEDEL and Euroclear will hold positions on behalf of their participants through their respective depositories, Citibank, N.A. ("Citibank") and The Chase Manhattan Bank ("Chase"), which in turn will hold such positions in accounts as participants of DTC.

  Global Securities held through DTC will follow the settlement practices described under "Description of Debt Securities--Same Day Settlement and Payment" in the accompanying Prospectus. Investor securities custody accounts will be credited with their holdings against payment on the settlement date. Global Securities held through CEDEL or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment.

  Secondary Market Trading

  Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

  Trading between DTC Participants. Secondary market trading between DTC participants will be settled using the procedures described under "Description of Debt Securities--Same Day Settlement and Payment" in the accompanying Prospectus.

  Trading between CEDEL and/or Euroclear Participants. Secondary market trading between CEDEL participants and/or Euroclear participants will be settled using the procedures applicable to conventional eurobonds.

  Trading between DTC Seller and CEDEL or Euroclear Purchaser. When beneficial interests in the Global Securities are to be transferred from the account of a DTC participant to the account of a CEDEL participant or a Euroclear participant, the purchaser will send instructions to CEDEL or Euroclear through a participant at least one business day prior to settlement. CEDEL or Euroclear will instruct Citibank or Chase, as the case may be, to receive a beneficial interest in the Global Securities against payment. Unless otherwise set forth in this Prospectus Supplement, payment will include interest accrued on the beneficial interest in the Global Securities so transferred from and including the last coupon payment date to and excluding the settlement date, on the basis on which interest is calculated on the Debt Securities. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by Citibank or Chase to the DTC participant's account against delivery of the beneficial interest in the Global Securities. After settlement has been completed, the beneficial interest in the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the CEDEL or Euroclear participant's account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to, and the interest on the beneficial interest in Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (that is, the trade fails), the CEDEL or Euroclear cash debit will be valued instead as of the actual settlement date.

  CEDEL participants and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within CEDEL or Euroclear. Under this approach, they may take on credit exposure to CEDEL or Euroclear until the Global Securities are credited to their accounts one day later.

  As an alternative, if CEDEL or Euroclear has extended a line of credit to them, participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, CEDEL participants or Euroclear participants purchasing a beneficial interest in the Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the beneficial interests in the Global Securities were credited to their accounts. However, interest on the beneficial interests in the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant's particular cost of funds.

  Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending a beneficial interest in the Global Securities to Citibank or Chase for the benefit of CEDEL participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

  Trading between CEDEL or Euroclear Seller and DTC Purchaser. Due to time zone differences in their favor, CEDEL and Euroclear participants may employ their customary procedures in transactions in which the beneficial interest in the Global Securities is to be transferred by the respective clearing system, through Citibank or Chase, to a DTC participant. The seller will send instructions to CEDEL or Euroclear through a participant at least one business day prior to settlement. In these cases, CEDEL or Euroclear will instruct Citibank or Chase, as appropriate, to deliver the beneficial interest in the Global Securities to the DTC participant's account against payment. Payment will include interest accrued on the beneficial interests in the Global Securities from and including the last coupon payment date to and excluding the settlement date on the basis on which interest is calculated on the Global Securities. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the CEDEL or Euroclear participant the following day, and receipt of the cash proceeds in the CEDEL or Euroclear participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the CEDEL or Euroclear participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the CEDEL or Euroclear participant's account would instead be valued as of the actual settlement date.

  Finally, day traders that use CEDEL or Euroclear and that purchase beneficial interests in Global Securities from DTC participants for credit to CEDEL participants or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

    (1) borrowing through CEDEL or Euroclear for one day (until the purchase side of the day trade is reflected in their CEDEL or Euroclear accounts) in accordance with the clearing system's customary procedures;

    (2) borrowing beneficial interests in the Global Securities in the United States from a DTC participant no later than one day prior to settlement, which would give beneficial interests in the Global Securities sufficient time to be reflected in the appropriate CEDEL or Euroclear account in order to settle the sale side of the trade; or

    (3) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the CEDEL participant or Euroclear participant.

  Although the DTC, CEDEL, and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in Global Securities among participants of the DTC, CEDEL, and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Notices

  So long as the Notes are represented by a Global Note and such Global Note is held on behalf of a clearing system, notices to holders of the Notes may be given by delivery of the relevant notice to that clearing system for communication by it to entitled account holders.

  Notwithstanding the foregoing paragraph, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices shall also be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxembourg
Wort). If in the opinion of the Trustee or the Paying Agent publication in such manner is not practicable, notices will be deemed duly given if published in such other leading daily newspaper(s) with general circulation in Western Europe as the Trustee or the Paying Agent may approve.

Replacement Notes

  In case of mutilation, destruction, loss or theft of any Definitive Note, application for replacement is to be made at the office of the Trustee. Any such Definitive Note shall be replaced by such Trustee in compliance with such procedures, and on such terms as to evidence and indemnity, as Sprint, Sprint Capital and the Trustee may require and subject to applicable laws and regulations of the Luxembourg Stock Exchange. All costs incurred in connection with the replacement of any Definitive Note shall be borne by the holder of the Note. Mutilated or defaced Definitive Notes must be surrendered before new ones will be issued.

Year 2000

  The following information has been provided by DTC:

  DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

  DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

  According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Notes by persons that acquire Notes pursuant to the initial public offering of Notes. Unless otherwise stated, this summary deals only with Notes held as capital assets by U.S. Holders (as defined below). It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currency or tax-exempt investors. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar, persons that hold Notes as part of a straddle, hedging, constructive sale or conversion transaction, or shareholders, partners or beneficiaries of a holder of Notes. It also does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations under the Code (the "Treasury Regulations") and administrative and judicial interpretations of the Code, as of the date of this Prospectus Supplement, all of which are subject to change, possibly on a retroactive basis.

  As used in this section, the term "U.S. Holder" means any beneficial owner of Notes that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term "Non-U.S. Holder" means a beneficial owner of Notes that is not a U.S. Holder.

U.S. Holders

 Interest Income. Interest on a Note will be includible in a U.S. Holder's gross income as ordinary U.S. source interest income at the time it is accrued or received in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes.

 Sale, Exchange or Retirement of Notes. Upon sale, exchange or retirement of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the U.S. Holder's adjusted tax basis in the Note and the amount realized on such sale, exchange or retirement (less any accrued interest, which would be taxable as such). A U.S. Holder's adjusted tax basis in a Note generally will equal the U.S. Holder's purchase price for such Note (net of accrued interest) less any principal payments received by the U.S. Holder. Gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the Note was held for more than one year. Under current law, net capital gains of non-corporate taxpayers, under certain circumstances, are taxed at lower rates than items of ordinary income. The deduction of capital losses is subject to certain limitations.

 Information Reporting and Backup Withholding Tax. In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note and the proceeds of the sale of a Note, and a 31% backup withholding tax may apply to such payments to a non-corporate U.S. Holder if such U.S. Holder (i) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that it has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify, under penalties of perjury, that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

  The rules governing United States federal income taxation of a beneficial owner of Notes that, for United States federal income tax purposes, is a Non-U.S. Holder are complex and no attempt will be made in this Prospectus Supplement to provide more than a summary of such rules. Non-U.S. Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the Notes, including any reporting requirements.

  Interest Income. Generally, interest income of a Non-U.S. Holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on the Notes by a Non-U.S. Holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-U.S. Holder and provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Sprint Capital or Sprint entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to Sprint Capital or Sprint through stock ownership, and (iii) the Non-U.S. Holder certifies to Sprint Capital or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address or otherwise satisfies applicable certification requirements.

  Recently revised Treasury Regulations would modify the certification requirements on payments of interest made after December 31, 1999. Prospective investors should consult their own tax advisors as to the effect, if any, of the final regulations on their purchase, ownership and disposition of the Notes.

  Except to the extent that an applicable treaty otherwise provides, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-U.S. Holder. Effectively connected interest received or accrued by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers a properly executed IRS Form 4224 (or successor form) to the payor.

  Sales, Exchange or Retirement of Notes. A Non-U.S. Holder of Notes generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or retirement of Notes unless (i) the gain is effectively connected with a United States trade or business of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

  United States Estate Tax. A Note owned by an individual who at the time of death is not a citizen and is not a resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of Sprint Capital or Sprint entitled to vote, and the income on the Note is not effectively connected with a United States trade or business of the individual.

  Information Reporting and Backup Withholding Tax. Sprint Capital must report annually to the IRS and to each Non-U.S. Holder the amount of any interest paid on the Notes in such year and the amount of tax withheld, if any, with respect to such payments. Copies of those information returns also may be made available, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the Non-U.S. Holder resides or is incorporated. United States information reporting requirements and backup withholding tax will not apply to payments of interest on Notes to a Non-U.S. Holder if the statement described in "--Interest Income" is duly provided by such holder, provided that the payor does not have actual knowledge that the holder is a U.S. Holder.

  Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of Notes effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (iii) is a controlled foreign corporation for United States federal income tax purposes. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the Notes provides the statement described in "--Interest Income" or otherwise establishes an exemption.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement") among Sprint Capital, Sprint and Salomon Smith Barney Inc., Warburg Dillon Read LLC, ABN AMRO Incorporated, Credit Suisse First Boston Corporation, Lehman Brothers Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated., on behalf of themselves and the others named in the table below (the "Underwriters"), Sprint Capital has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes (including the accompanying Guarantees issued by Sprint) set forth opposite its name below. See "Plan of Distribution" in the accompanying Prospectus.

                          Principal Amount of Principal Amount of Principal Amount of
      Underwriter             2004 Notes          2009 Notes          2019 Notes
      -----------         ------------------- ------------------- -------------------
Salomon Smith Barney
 Inc. ..................    $  354,000,000       $265,500,000       $  619,500,000
Warburg Dillon Read LLC.       354,000,000        265,500,000          619,500,000
ABN AMRO Incorporated...        50,000,000         37,500,000           87,500,000
Credit Suisse First
 Boston Corporation.....        47,500,000         35,625,000           83,125,000
Lehman Brothers Inc. ...        49,000,000         36,750,000           85,750,000
J.P. Morgan Securities
 Inc....................        49,000,000         36,750,000           85,750,000
Morgan Stanley & Co.
 Incorporated...........        47,500,000         35,625,000           83,125,000
Deutsche Bank Securities
 Inc. ..................        10,000,000          7,500,000           17,500,000
Utendahl Capital
 Partners, L.P. ........        11,000,000          8,250,000           19,250,000
Westdeutsche Landesbank
 Girozentrale...........        10,000,000          7,500,000           17,500,000
The Williams Capital
 Group, L.P. ...........        18,000,000         13,500,000           31,500,000
                            --------------       ------------       --------------
  Total.................    $1,000,000,000       $750,000,000       $1,750,000,000
                            ==============       ============       ==============

  The following table shows the underwriting discounts and commissions to be paid to the Underwriters by Sprint Capital in connection with the offering (expressed as a percentage of the principal amount of the Notes):

         Notes                                            Underwriting Discounts
         -----                                            ----------------------
       Per 2004 Note.....................................         .400%
       Per 2009 Note.....................................         .500%
       Per 2019 Note.....................................         .875%

  Sprint Capital has been advised by the Underwriters that they propose initially to offer the Notes to the public at the public offering prices set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of:

                . .250% of the principal amount in the case of the 2004 Notes

                . .300% of the principal amount in the case of the 2009 Notes

                . .500% of the principal amount in the case of the 2019 Notes

  The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of:

                . .250% of the principal amount in the case of the 2004 Notes

                . .250% of the principal amount in the case of the 2009 Notes

                . .250% of the principal amount in the case of the 2019 Notes

  After the initial public offering, the public offering prices and such concessions may be changed from time to time. In addition to underwriting discounts, Sprint Capital and Sprint estimate they will have expenses of approximately $1.7 million in connection with the offering of the Notes.

  The Notes are a new issue of securities with no established trading market. Application will be made for listing of the Notes on the Luxembourg Stock Exchange. Neither Sprint nor Sprint Capital can guarantee that the application to the Luxembourg Stock Exchange will be approved, and settlement of the Notes is not conditioned on obtaining this listing. Sprint Capital has been advised by the Underwriters that they intend to make a market in the Notes, but the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the Notes if any are purchased.

  In connection with the offering, certain Underwriters and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Notes for the purpose of stabilizing their market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Notes in connection with the offering than they are committed to purchase from Sprint Capital, and in such case may purchase Notes in the open market following completion of this offering to cover such short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.

  Under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), special considerations apply to a public offering of debt securities where more than 10% of the net proceeds thereof will be paid to members of the NASD that are participating in the offering, or persons affiliated or associated with such members. Certain of the Underwriters or their respective affiliates have lent money to Sprint or a member of the FON Group or the PCS Group under existing credit facilities. In the event more than 10% of the proceeds of the offering will be used to repay such money lent by any Underwriter or its affiliates, the offering will be conducted in conformity with Rule 2710(c)(8).

  The Notes are offered for sale in those jurisdictions in the United States and Europe where it is legal to make such offers.

  Each Underwriter has represented and agreed that (a) it has not offered or sold and, prior to the expiration of the period of six months from the closing date for the Notes, will not offer or sell any Notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995,
(b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986, with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investments Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such documents may otherwise be issued or passed on.

  Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

  It is expected that delivery of the Notes will be made against payments therefor on or about May 6, 1999, which is the fifth business day following the date of this Prospectus Supplement (such settlement cycle being referred to as ("T+5"). Purchasers of the Notes should note that the ability to settle secondary market trades of the Notes effected on the date of pricing and the succeeding business days may be affected by the T+5 settlement.

  Certain of the Underwriters or their affiliates have provided banking and other financial services to Sprint or its affiliates from time to time for which they have received customary fees and expenses. Certain of the Underwriters or their affiliates will in the future continue to provide banking and other financial services to Sprint or its affiliates for which they will receive customary compensation.

  The Underwriting Agreement provides that Sprint Capital and Sprint will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriters may be required to make in respect of any of these liabilities.

                                 LEGAL MATTERS

  Don A. Jensen, Esq., Vice President and Secretary of Sprint, will issue an opinion about the validity of the Notes for Sprint and Sprint Capital. King & Spalding, New York, New York will also issue an opinion for Sprint and Sprint Capital. Cravath, Swaine & Moore, New York, New York will issue an opinion for the Underwriters. As of March 31, 1999, Mr. Jensen beneficially owned approximately 33,200 shares of Sprint FON Common Stock and 17,000 shares of Sprint PCS Common Stock and had options to purchase in excess of 63,000 shares of FON Common Stock and in excess of 35,000 shares of PCS Common Stock.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited Sprint's consolidated financial statements and schedule and the combined financial statements and schedules of the FON Group and the PCS Group included in Sprint's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their reports, which are incorporated by reference in this Prospectus Supplement which, as to the years 1998 and 1997 for Sprint's consolidated financial statements and the years 1998, 1997 and 1996 for the combined financial statements of the PCS Group, are based in part on the report of Deloitte & Touche LLP, independent auditors. These financial statements and schedules are incorporated by reference in reliance on the reports, given on the authority of such firms as experts in accounting and auditing.

  The consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries and the related financial statement schedule have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, included in Sprint's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference, and the report of such firm is given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  The SEC allows Sprint to incorporate by reference the information filed with the SEC, which means that Sprint can disclose important information to you by referring you to those documents. Sprint incorporates by reference the documents listed below, in addition to the documents listed under "Where You Can Find More Information" in the related Prospectus:

  (1)Sprint's Annual Report on Form 10-K for the year ended December 31,
  1998.

  (2)Sprint's Current Report on Form 8-K dated February 2, 1999 and filed February 3, 1999.

  (3)Sprint's Current Report on Form 8-K dated April 20, 1999 and filed April 21, 1999.

  You may request a copy of these filings, free of charge, by writing or telephoning Sprint at the following address: Sprint Corporation, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, Attention: Investor Relations (telephone number: (800) 259-3755).

  This Prospectus Supplement and related Prospectus, together with copies of the documents incorporated by reference, will be available free of charge at the office of Kredietbank S.A. Luxembourg, Kredietbank S.A. Luxembourgeoise, 43, Boulevard Royal, L-2955 Luxembourg.

                        LISTING AND GENERAL INFORMATION

  Application will be made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Articles of Incorporation and the Bylaws of Sprint and a legal notice relating to the issuance of the Notes have been deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies of such documents may be obtained upon request. So long as any of the Notes are outstanding, copies of the above documents, together with this Prospectus Supplement, the related Prospectus, the Amended Sprint Capital Indenture and Sprint's current Annual and Quarterly Reports, as well as all future Annual Reports and Quarterly Reports, will be made available for inspection at the main office of Kredietbank S.A. Luxembourg in Luxembourg. Kredietbank S.A. will act as intermediary between the Luxembourg Stock Exchange and Sprint Capital and the holders of the Notes so long as the Notes remain in global form. In addition, copies of these Annual Reports and Quarterly Reports may be obtained free of charge at such office.

  Other than as disclosed or contemplated in this Prospectus Supplement or the related Prospectus or in the documents incorporated by reference in these documents, there has been no material adverse change in the financial position of Sprint since the date of the last audited financial statements.

  Neither Sprint nor any of its subsidiaries, including Sprint Capital, is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Notes.

  Resolutions relating to the issue and sale of the Notes were adopted by the Board of Directors of Sprint on April 21, 1998 and April 20, 1999 and by the Board of Directors of Sprint Capital Corporation on June 15, 1998 and April 8, 1999.

  Sprint Capital is not required under the terms of the Amended Sprint Capital Indenture to produce or furnish any financial statements. Separate audited financial statements do not exist for Sprint Capital.

  The 2004 Notes have been assigned Euroclear and Cedel Common Code No. 9739912, International Security Identification Number (ISIN) US852060AE21 and CUSIP No. 852060AE2. The 2009 Notes have been assigned Euroclear and Cedel Common Code No. 9739939, International Security Identification Number (ISIN) US852060AF95 and CUSIP No. 852060AF9. The 2019 Notes have been assigned Euroclear and Cedel Common Code No. 9739785, International Security Identification Number (ISIN) US852060AG78 and CUSIP No. 852060AG7.

PROSPECTUS

                                                                       [LOGO]

                              SPRINT CORPORATION

                                Debt Securities

                          SPRINT CAPITAL CORPORATION

                                Debt Securities
                         Unconditionally Guaranteed by

                              SPRINT CORPORATION

                               ----------------

  Sprint Corporation and its subsidiary, Sprint Capital Corporation, may offer from time to time, in the aggregate, up to $8,000,000,000 principal amount of unsecured senior Debt Securities. The Debt Securities may be in other currencies or currency units in an equivalent amount. In the event Debt Securities are issued at an original issue discount, the net proceeds from the offering will not exceed $8,000,000,000. Sprint and/or Sprint Capital will offer the Debt Securities as separate series, in amounts, at prices and on terms determined at the time of sale.

  Sprint will unconditionally guarantee (the "Guarantees") the payment of principal of and any premium and interest on all Debt Securities issued by Sprint Capital.

  A supplement to this Prospectus will set forth the specific terms of any series of Debt Securities that is offered and the terms of offering of such series of Debt Securities. The Prospectus Supplement will also contain information, where applicable, about material United States federal income tax considerations relating to, and any listings on a securities exchange of, the Debt Securities covered by such Prospectus Supplement. See "Plan of Distribution" for the different methods that may be used to offer the Debt Securities and for possible indemnification arrangements for underwriters, dealers and agents.

  The Debt Securities will be represented by one or more Global Securities registered in the name of the nominee of The Depository Trust Company. Unless otherwise stated in the Prospectus Supplement, Debt Securities in definitive form will not be issued. See "Description of Debt Securities--Book-Entry System."

                               ----------------

    Neither  the  Securities   and  Exchange  Commission   nor  any  state
        securities  commission has  approved or  disapproved of  these securities or passed  upon the  adequacy or accuracy
                 of  this Prospectus.  Any representation  to
                      the   contrary   is   a    criminal
                          offense.

                               ----------------


                The date of this Prospectus is October 23, 1998

                      WHERE YOU CAN FIND MORE INFORMATION

  Sprint files annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement on Form S-3 of which this Prospectus is a part, as well as reports, proxy statements and other information filed by Sprint, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of such material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-732-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains a site on the World Wide Web at http://www.sec.gov. that contains reports, proxy statements and other information regarding registrants (like Sprint) that file electronically.

  In addition, you can inspect reports, proxy statements and other information concerning Sprint at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104, on which exchanges the common stock of Sprint is listed. If the PCS Restructuring is approved by Sprint's shareholders, Sprint intends to list its FON Stock and PCS Stock only on the New York Stock Exchange. Consequently, once Sprint's existing common stock is recapitalized, copies of Sprint's reports and proxy statements will no longer be filed with the Chicago Stock Exchange and the Pacific Exchange and therefore will not be available for inspection at those exchanges. See the discussion under "Sprint Corporation" regarding the proposed PCS Restructuring and the recapitalization of Sprint's common stock into FON Stock and PCS Stock.

  This Prospectus provides you with a general description of the Debt Securities that we may offer and any related Guarantees. Each time we sell Debt Securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement, together with the additional information that is incorporated by reference, as described below.

  This Prospectus is part of a Registration Statement that we have filed with the SEC. To see more detail, you should read the exhibits filed with our Registration Statement.

  The SEC allows this Prospectus to "incorporate by reference" certain other information that Sprint files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that Sprint files later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by Sprint with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that we have registered.

  . Sprint's Annual Report on Form 10-K for the year ended December 31, 1997;

  . Sprint's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

  . Sprint's Current Reports on Form 8-K dated May 26, 1998 and June 29,
  1998; and

  . Sprint's Proxy Statement/Prospectus that forms a part of Registration Statement No. 333-65173.

  If you make a request for such information in writing or by telephone, we will provide to you, at no cost, a copy of any or all of the information incorporated by reference in the Registration Statement of which this Prospectus is a part. Requests should be addressed to: Sprint Corporation, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, Attention: Investor Relations (telephone number: (800) 259-3755).

                          SPRINT CAPITAL CORPORATION

  Sprint Capital is a wholly-owned subsidiary of Sprint and was incorporated in Delaware on May 20, 1993. The principal offices of Sprint and Sprint Capital are located at 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, and their telephone number is (913) 624-3000.

  Sprint Capital's purpose is to engage in financing activities that provide funds for use by Sprint and Sprint's subsidiaries, other than its local exchange telephone subsidiaries ("LECs"). Sprint Capital raises funds through the offering and sale of debt securities, and the net proceeds thereof are loaned to or invested in Sprint and its non-LEC subsidiaries. Sprint Capital does not and will not engage in any other business operations.

                              SPRINT CORPORATION

  Sprint is a diversified telecommunications service provider whose principal activities include long distance service, local service, wireless personal communications services ("PCS"), product distribution and directory publishing activities and other telecommunications activities, investments and alliances.

  Sprint's long distance division ("LDD") is the nation's third largest provider of long distance telephone services. LDD operates a nationwide, all-digital long distance telecommunications network that uses state-of-the-art fiber-optic and electronic technology. LDD provides domestic and international voice, video and data communications services. Sprint's local telecommunications division ("LTD") consists primarily of regulated LECs serving approximately 7.5 million access lines in 19 states. LTD provides local services, access by telephone customers and other carriers to LTD's local exchange facilities, sales of telecommunications equipment and long distance services within specified geographic areas. Sprint's product distribution and directory publishing businesses ("PDDP") consist of wholesale distribution of telecommunications equipment and publishing and marketing white and yellow page telephone directories.

  Sprint's other telecommunications activities include (i) emerging businesses, which consist of the development of new integrated communications services, integration management and support services for computer networks and international development activities outside the scope of Global One, (ii) Sprint's interest in the Global One international strategic alliance, a joint venture with France Telecom S.A. ("FT") and Deutsche Telekom AG ("DT"), and
(iii) Sprint's other telecommunications investments and alliances, such as its investment in EarthLink Network, Inc., an internet service provider. FT and DT are European telephone companies with a combined 20% strategic equity investment in Sprint.

  Sprint currently conducts its PCS operations through its 40% interest in Sprint Spectrum Holding Company, L.P. and MinorCo, L.P., its approximately 47% interest in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P., and its wholly-owned subsidiaries, SprintCom, Inc. and SprintCom Equipment Company, L.P. These entities market their wireless telephony products and services under the Sprint(R) and Sprint PCS(R) brand names and, together, operate the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. These entities own licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. At September 30, 1998, they operated PCS systems in 163 metropolitan markets within the United States, including 38 of the 50 largest metropolitan areas.

  Sprint has entered into a restructuring agreement with Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox") (together, the "Cable Parents") to restructure Sprint's PCS operations (the "PCS Restructuring"). Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. and the joint venture interests of TCI and Cox in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint common stock (the "PCS Stock"). The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic

PCS operations of SprintCom, Inc. and SprintCom Equipment Company, L.P. These operations, which after the PCS Restructuring will be 100% owned by Sprint (subject to a 40.8% minority interest in the entity holding the PCS license for and conducting operations in the Los Angeles/San Diego/Las Vegas area), will be referred to as the PCS Group. The FON Stock, which will be created in a tax-free recapitalization of Sprint's existing common stock, is intended to reflect the performance of all of Sprint's other operations, including LDD, LTD, PDDP, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group. These transactions are subject to shareholder approval. The special meeting of Sprint shareholders to obtain approval has been scheduled for November 13, 1998.

                                USE OF PROCEEDS

  Unless otherwise indicated in a Prospectus Supplement, the net proceeds from the sale of the Debt Securities are intended to be used to repay short-term debt of Sprint and Sprint Capital and long-term obligations of Sprint and its subsidiaries, including debt obligations of the new PCS Group following consummation of the PCS Restructuring. The net proceeds are also intended to be used to provide funds to Sprint and its subsidiaries for general purposes, including working capital requirements and new capital investments.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  Sprint's ratio of earnings to fixed charges was 5.66 for the six months ended June 30, 1998, 6.41 for the year 1997, 5.94 for the year 1996, 4.32 for the year 1995, 4.28 for the year 1994 and 2.63 for the year 1993. The ratios were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings include income from continuing operations before taxes, plus equity in net losses of entities that are less than 50% owned by Sprint, less capitalized interest. Fixed charges include (i) interest on all debt of continuing operations (including amortization of debt issuance costs), (ii) the interest component of operating rents, and (iii) the pre-tax cost of subsidiary preferred stock dividends.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities issued by Sprint will be issued under an Indenture, dated as of October 1, 1998, between Sprint and Bank One, N.A., as Trustee (the "Sprint Indenture"), and the Debt Securities issued by Sprint Capital will be issued under an Indenture, dated as of October 1, 1998, among Sprint Capital, Sprint and Bank One, N.A., as Trustee (the "Sprint Capital Indenture," and together with the Sprint Indenture, the "Indentures"). The Sprint Capital Indenture has similar provisions to the Sprint Indenture, including an identical lien covenant relating to Sprint. Copies of each of the Indentures are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

  A summary of certain provisions of the Indentures follows. The summary is not complete and is qualified in its entirety by express reference to the detailed provisions of the Indentures, including the definitions in the Indentures of certain terms. All section references below are to sections of the applicable Indenture. You should read the Indentures, including the definition of terms in the Indentures, for a more complete understanding of the provisions and the terms described below.

General

  The Indentures do not limit the amount of indebtedness that may be issued thereunder. The Indentures provide that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured obligations of Sprint or Sprint Capital.

  The designation of the applicable Indenture, and the title, amount, maturity, interest rate, terms for redemption, terms for sinking fund payments, and other specific terms of the series of Debt Securities, including

(i) the currency of payment of principal of and any premium and interest on the Debt Securities, which may be United States dollars or any other currency or currency unit, and (ii) any index used to determine the amount of payments of principal of and any premium and interest on the Debt Securities, will be set forth or summarized in the Prospectus Supplement.

  Unless otherwise provided in the Prospectus Supplement, the Debt Securities will be represented by one or more Global Securities. Consequently, the payment of principal and any premium and interest on the Debt Securities will be made as described below under "Book-Entry System" and "Same-Day Settlement and Payment," and transfers of the Debt Securities can be made only as described below under "Book-Entry System." In the event that Debt Securities in definitive form are issued, the following provisions will apply:

    (a) Principal of and any premium and interest on the Debt Securities will be payable, and transfers of the Debt Securities will be registrable, at the Corporate Trust Office of the Trustee, provided that at the option of Sprint or Sprint Capital (in the case of Debt Securities issued by Sprint Capital) payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Indentures, Sections 202, 305, and 1002) The Corporate Trust Office of Bank One, N.A., is located at 100 East Broad Street, Columbus, Ohio 43215.

    (b) The Debt Securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof. (Indentures, Sections 301 and 302).

  No service charge will be made for any registration of transfer or exchange of Debt Securities, but Sprint or Sprint Capital may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange, other than exchanges not involving any transfer. (Indentures, Section 305)

  Securities may be issued as Original Issue Discount Securities to be offered and sold at a substantial discount below the stated principal amount. Federal income tax consequences and other special considerations applicable to such Original Issue Discount Securities will be described in the Prospectus Supplement relating to such securities.

Restrictive Covenant--Sprint

  Under the Indentures, Sprint and its Restricted Subsidiaries may not create, incur or allow to exist any Lien upon any property or assets now owned or hereafter acquired unless:

  . such Lien is a Permitted Lien; or

  . the outstanding Debt Securities (or, in the case of Debt Securities issued by Sprint Capital, the outstanding Guarantees) are equally and ratably secured by such Lien; or

  . the aggregate principal amount of indebtedness secured by such Lien and any other Lien (other than Permitted Liens) plus the Attributable Debt in respect of any Sale and Leaseback Transaction does not exceed 15% of the Consolidated Net Tangible Assets of Sprint and its subsidiaries. (Sprint Indenture, Section 1008, Sprint Capital Indenture, Section 1012)

  The definitions for capitalized terms used above are as follows:

  "Attributable Debt" of a Sale and Leaseback Transaction means, at any date, the total net amount of rent required to be paid under such lease during the remaining term of the lease (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates of such amounts to such date of determination at the rate of interest per annum implicit in the terms of such lease, as determined in good faith by Sprint, compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the amount of rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents.

  "Capital Lease Obligations" means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles. The amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles consistently applied.

  "Consolidated Net Tangible Assets" of Sprint and its subsidiaries means the consolidated total assets of Sprint and its subsidiaries as reflected in Sprint's most recent balance sheet preceding the date of determination prepared in accordance with generally accepted accounting principles consistently applied, less (i) current liabilities (excluding current maturities of long-term debt and Capital Lease Obligations) and (ii) goodwill, tradenames, trademarks, patents, minority interests of others, unamortized debt discount and expense and other similar intangible assets (excluding any investments in permits or licenses issued, granted or approved by the Federal Communications Commission).

  "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement or zoning restriction, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to property including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction.

  "Permitted Liens" means:

    (i) Liens existing on October 1, 1998;

    (ii) Liens on property existing at the time of acquisition of such property or to secure the payment of all or any part of the purchase price of such property or to secure any indebtedness incurred prior to, at the time of or within 270 days after the acquisition of such property for the purpose of financing all or any part of the purchase price of such property;

    (iii) Liens securing indebtedness owing by a Restricted Subsidiary to Sprint or any wholly-owned subsidiary of Sprint;

    (iv) Liens on property of any entity, or on the stock, indebtedness or other obligations of such entity, existing at the time (a) such entity becomes a Restricted Subsidiary, (b) such entity is merged into or consolidated with Sprint or a Restricted Subsidiary or (c) Sprint or a Restricted Subsidiary acquires all or substantially all of the assets of such entity, as long as no such Lien extends to any other property of Sprint or any other Restricted Subsidiary;

    (v) Liens on property to secure any indebtedness incurred to provide funds for all or any part of the cost of development of or improvements to such property;

    (vi) Liens on the property of Sprint or any of its Restricted Subsidiaries securing (a) nondelinquent performance of bids or contracts (other than for borrowed money, obtaining of advances or credit or the securing of debt), (b) contingent obligations on surety and appeal bonds and (c) other nondelinquent obligations of a similar nature, in each case, incurred in the ordinary course of business;

    (vii) Liens securing Capital Lease Obligations, provided that (a) any such Lien attaches to the property within 270 days after the acquisition thereof and (b) such Lien attaches solely to the property so acquired;

    (viii) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds, as long as such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Sprint or such Restricted Subsidiary, as applicable, in excess of those set forth by regulations promulgated by the Federal Reserve Board and such deposit account is not intended by Sprint or such Restricted Subsidiary to provide collateral to the depository institution;

    (ix) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation;

    (x) statutory and tax Liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings;

    (xi) Liens arising solely by operation of law, such as mechanics', materialmen's, warehouseman's and carriers' Liens and Liens of landlords or of mortgages of landlords, on fixtures and movable property located on premises leased in the ordinary course of business;

    (xii) Liens on personal property, other than shares of stock or indebtedness of any Restricted Subsidiary, to secure loans maturing not more than one year from the date of the creation thereof and on accounts receivable associated with a receivables financing program of Sprint or any of its Restricted Subsidiaries;

    (xiii) any Lien created by or resulting from litigation or other proceeding against, or upon property of, Sprint or a Restricted Subsidiary, or any lien for workmen's compensation awards or similar awards, so long as the finality of such judgment or award is being contested and execution thereon is stayed or such Lien relates to a final unappealable judgment which is satisfied within 30 days of such judgment or any Lien incurred by Sprint or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding, as long as such judgment or award does not constitute an Event of Default under clause
  (e) of "Events of Default" below;

    (xiv) Liens on the real property of Sprint or a Restricted Subsidiary which constitute minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property, as long as all of the liens referred to in this clause (xiv) in the aggregate do not at any time materially detract from the value of such real property or materially impair its use in the operation of the business of Sprint and its subsidiaries;

    (xv) Liens on property of Sprint or a Restricted Subsidiary securing indebtedness or other obligations issued by the United States of America or any state or any department, agency or instrumentality or political subdivision of the United States of America or any state, or by any other country or any political subdivision of any other country, for the purpose of financing all or any part of the purchase price of (or, in the case of real property, the cost of construction on or improvement of) any property or assets subject to such Liens (including Liens incurred in connection with pollution control, industrial revenue or similar financings); and

    (xvi) any renewal, extension or replacement (in whole or in part) of any Lien permitted pursuant to (i), (ii), (iv), (v), (vii) and (xv) above or of any indebtedness secured by any such Lien, as long as such extension, renewal or replacement Lien is limited to all or any part of the same property that secured the Lien extended, renewed or replaced (plus improvements on such property) and the principal amount of indebtedness secured by such Lien and not otherwise authorized by clauses (i), (ii),
  (iv), (v), (vii) and (xv) does not exceed the principal amount of indebtedness plus any premium or fee payable in connection with any such renewal, extension or replacement so secured at the time of such renewal, extension or replacement.

  "Receivables Subsidiary" means a special purpose wholly-owned subsidiary created in connection with any transactions that may be entered into by Sprint or any of its subsidiaries pursuant to which Sprint or any of its subsidiaries may sell, convey, grant a security interest in or otherwise transfer undivided percentage interests in its receivables.

  "Restricted Subsidiary" means any subsidiary of Sprint (other than a Receivables Subsidiary or Sprint Capital) if:

    (i) such subsidiary has substantially all of its property in the United States (other than its territories and possessions); and

    (ii) at the end of the most recent fiscal quarter of Sprint preceding the date of determination, the aggregate amount, determined in accordance with generally accepted accounting principles consistently applied, of securities of, loans and advances to, and other investments in, such subsidiary held by Sprint and its other subsidiaries, less any securities of, loans and advances to, and other investments in Sprint and Sprint's other subsidiaries held by such subsidiary or any of its subsidiaries, exceeded 15% of Sprint's Consolidated Net Tangible Assets.

  "Sale and Leaseback Transaction" means any direct or indirect arrangement pursuant to which property is sold or transferred by Sprint or a Restricted Subsidiary and is thereafter leased back from the purchaser or transferee by Sprint or such Restricted Subsidiary.

  Unless otherwise indicated in the Prospectus Supplement, the covenants contained in the Indentures and in the Debt Securities and Guarantees would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving Sprint that may adversely affect holders.

Restrictive Covenants--Sprint Capital

  Sprint Capital may not create, issue, assume or guarantee any unsecured Funded Debt ranking prior to the Debt Securities issued by Sprint Capital. (Sprint Capital Indenture, Section 1009)

  Unless otherwise indicated in the Prospectus Supplement, Sprint Capital may not create, assume or suffer to exist any Lien (as defined above) upon any of its property or assets, now owned or hereafter acquired, without making effective provision whereby the outstanding Debt Securities issued by Sprint Capital shall be secured by such Lien equally and ratably with any and all other obligations and indebtedness thereby secured, with certain specified exceptions. (Sprint Capital Indenture, Section 1008)

Events of Default

  Each of the following is an Event of Default under the Indentures with respect to Debt Securities of any series:

    (a) failure to pay principal of or any premium on any Debt Security of that series at maturity;

    (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;

    (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series;

    (d) failure to perform any other covenant or warranty in the applicable Indenture (other than a covenant included solely for the benefit of series of Debt Securities other than that series), continued for 60 days after written notice as provided in such Indenture;

    (e) default resulting in acceleration of more than $50,000,000 in aggregate principal amount of any indebtedness for money borrowed by Sprint or Sprint Capital or any other subsidiary of Sprint under the terms of the instrument under which such indebtedness is issued or secured, if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indentures;

    (f) certain events of bankruptcy, insolvency or reorganization; and

    (g) any other Event of Default provided with respect to Debt Securities of that series. (Indentures, Section 501)

  If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee with respect to such Debt Securities or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if any of the Debt

Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately by written notice as provided in the applicable Indenture.

  At any time after a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree for payment of the money due based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, in accordance with the applicable Indenture, rescind and annul such acceleration. (Indentures, Section 502)

  Each Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders offer reasonable indemnity to the Trustee. (Indentures, Sections 601 and 603) Subject to such provisions for indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right (in accordance with applicable law) to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Indentures, Section 512)

  Sprint and Sprint Capital will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the applicable Indenture and as to any default in such performance. (Indentures, Section 1004)

Modification and Waiver

  Modifications and amendments of the Sprint Indenture may be made by Sprint and the Trustee, in most cases with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such modification or amendment. Modifications and amendments of the Sprint Capital Indenture may be made by Sprint, Sprint Capital and the Trustee, in most cases with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such modification or amendment.

  Each Indenture provides that, without the consent of the holder of each outstanding Debt Security affected thereby, no such modification or amendment may

     (a) change the date specified in the Debt Security for the payment of the principal of, or any installment of principal of or interest on, such Debt Security,

     (b) reduce the principal amount of, or any premium or interest on, any Debt Security,

     (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the maturity of such Debt Security,

     (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security,

     (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or

     (f) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of whose holders is required for any supplemental indenture amending or modifying the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Indentures, Section 902)

  In addition, the Sprint Capital Indenture provides that, without the consent of the holder of each outstanding Debt Security affected thereby, no such modification or amendment may modify or affect in any manner adverse to the holders the terms and conditions and obligations of the Guarantor in respect of the Guarantees of any Debt Securities.

  The holders of a majority in principal amount of the outstanding Debt Securities of any series issued under the Sprint Indenture and the Sprint Capital Indenture may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by Sprint (or Sprint and Sprint Capital, in the case of the Sprint Capital Indenture) with certain restrictive provisions of the Indentures. (Sprint Indenture, Section 1009, Sprint Capital Indenture, Sections 1010 and 1013) The holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of or any premium or interest on any Debt Security of that series or in respect of a covenant or provision which under the Indentures cannot be modified or amended without the consent of the holder of each outstanding Debt Security of that series affected. (Indentures, Section 513)

Consolidation, Merger and Conveyances

  Sprint (and, in the case of the Sprint Capital Indenture, Sprint Capital), without the consent of any holders of outstanding Debt Securities, may consolidate with or merge with or into, or transfer or lease its properties and assets substantially as an entirety to, any corporation, partnership or trust, or may acquire or lease the assets of any Person, provided that (i) the corporation, partnership or trust formed by such consolidation or into which Sprint or Sprint Capital is merged or which acquires or leases the assets of Sprint or Sprint Capital substantially as an entirety is organized under the laws of any United States jurisdiction and assumes the obligations of Sprint or Sprint Capital, as applicable, under the Debt Securities or the Guarantees, as the case may be, and under the Indentures, (ii) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing, and (iii) certain other conditions specified in the Indentures are met. Thereafter, all such obligations of Sprint or Sprint Capital, as the case may be, terminate. (Indentures, Sections 801 and 802)

Defeasance

  Unless otherwise indicated in the Prospectus Supplement, the following defeasance provisions will apply to the Debt Securities.

  The Indentures provide that Sprint (or Sprint and Sprint Capital, in the case of Debt Securities issued under the Sprint Capital Indenture) may elect either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities and the Guarantees of such Debt Securities (with certain limited exceptions described below) ("defeasance") or (B) to be released from its obligations with respect to such Debt Securities under Sections 501(5) and 1008 of the Sprint Indenture and Sections 501(5), 1008, 1009 and 1012 of the Sprint Capital Indenture (being the cross-default provision described in clause (e) under "Events of Default" and the restriction described under "Restrictive Covenant--Sprint" and, in the case of the Sprint Capital Indenture, the restrictions described under "Restrictive Covenants--Sprint Capital") and certain other obligations, including obligations under covenants provided for the specific benefit of Debt Securities of that series ("covenant defeasance").

  In order to accomplish defeasance or covenant defeasance, Sprint or Sprint Capital must deposit with the Trustee (or other qualifying trustee), in trust for such purpose, money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the scheduled due dates therefor. Such a trust may be established only if, among other things, Sprint or Sprint Capital has delivered to the Trustee an opinion of counsel to the effect that the holders of such Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after October 1, 1998. The obligations which are not discharged in a defeasance under clause (A) above are those relating to the rights of holders of outstanding Debt Securities to receive, solely from the trust fund described above, payments in respect of the principal of and any premium and interest on Debt Securities when due as set forth in Section 1304 of the Indentures, and obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to hold moneys for payment in trust and to compensate, reimburse and indemnify the Trustee. (Indentures, Article Thirteen)

  The Prospectus Supplement may further describe additional provisions, if any, permitting defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

Regarding the Trustee

  Sprint has a normal business banking relationship with the Trustee, including the maintenance of an account and the borrowing of funds. The Trustee may own Debt Securities.

Governing Law

  New York law (without regard to principles of conflicts of law) will govern the Indentures, the Debt Securities and the Guarantees.

Global Securities

  Unless otherwise provided in the Prospectus Supplement, each series of the Debt Securities will be issued in the form of one or more Global Securities that will be deposited with, or on behalf of, The Depository Trust Company, as Depositary. Interests in the Global Securities will be issued only in denominations of $1,000 or integral multiples thereof. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole to a nominee of the Depositary for such Global Security, or by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

Book-Entry System

  Initially, the Debt Securities will be registered in the name of Cede & Co., the nominee of the Depositary. Accordingly, beneficial interests in the Debt Securities will be shown on, and transfers of the Debt Securities will be effected only through, records maintained by the Depositary and its participants.

  The Depositary has advised Sprint, Sprint Capital and any underwriters, dealers or agents as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in such Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including any underwriters, dealers or agents), banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

  The Depositary advises that its established procedures provide that (i) upon issuance of the Debt Securities, the Depositary will credit the accounts of Direct and Indirect Participants designated by the Underwriters with the principal amounts of the Debt Securities purchased by the Underwriters and
(ii) ownership of interest in the Global Securities will be shown on, and the transfer of the ownership will be effected only through, records maintained by the Depositary, the Direct Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interest in the Global Securities is limited to such extent.

  So long as a nominee of the Depositary is the registered owner of the Global Securities, such nominee for all purposes will be considered the sole owner or holder of such Global Securities under the applicable Indenture. Except as provided below, owners of beneficial interests in the Global Securities will not be entitled to have Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders of the Debt Securities under the applicable Indenture.

  Neither Sprint, Sprint Capital, the Trustee, any paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Principal and interest payments on the Debt Securities registered in the name of the Depositary's nominee will be made in immediately available funds to the Depositary's nominee as the registered owner of the Global Securities. Under the terms of the Debt Securities, Sprint, Sprint Capital and the Trustee will treat the persons in whose names the Debt Securities are registered as the owners of such Debt Securities for the purpose of receiving payment of principal and interest on such Debt Securities and for all other purposes. Therefore, neither Sprint, Sprint Capital, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Debt Securities to owners of beneficial interests in the Global Securities. The Depositary has advised Sprint, Sprint Capital and the Trustee that its current practice is upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date in accordance with their respective holdings of beneficial interests in the Global Securities as shown on the Depositary's records, unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to owners of beneficial interest in the Global Securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Direct and Indirect Participants and not of the Depositary, the Trustee, Sprint or Sprint Capital, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the issuer of the Debt Securities or the Trustee. Disbursement of such payments to the owners of beneficial interests in the Global Securities shall be the responsibility of the Depositary and Direct and Indirect Participants.

  Debt Securities represented by a Global Security will be exchangeable for Debt Securities in definitive form of like tenor as such Global Security in denominations of $1,000 and in any greater amount that is an integral multiple if the Depositary notifies Sprint or Sprint Capital that it is unwilling or unable to continue as Depositary for such Global Security, or if at any time the Depositary ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by Sprint or Sprint Capital, as applicable, within 90 days, or Sprint or Sprint Capital, as applicable, in its discretion at any time determines not to require all of the Debt Securities to be represented by a Global Security and notifies the Trustee of such decision. Any Debt Securities that are exchangeable pursuant to the preceding sentence are exchangeable for Debt Securities issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

Same-Day Settlement and Payment

  Settlement for the Debt Securities will be made by any underwriters, dealers or agents in immediately available funds. So long as the Depositary continues to make its Same-Day Funds Settlement System available to Sprint or Sprint Capital, as applicable, all payments of principal and interest on the Debt Securities will be made by Sprint or Sprint Capital, as applicable, in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Debt Securities will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debt Securities will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debt Securities.

                           DESCRIPTION OF GUARANTEES

  Sprint will unconditionally guarantee the due and punctual payment of the principal, any premium and interest on the Debt Securities issued by Sprint Capital when and as the same shall become due and payable, whether at maturity or otherwise. (Sprint Capital Indenture, Section 311) The Guarantees will rank equally with all other unsecured and unsubordinated obligations of Sprint. The Guarantees provide that in the event of a default in payment of principal, any premium or interest on a Debt Security, the Holder of the Debt Security may institute legal proceedings directly against Sprint to enforce the Guarantee without first proceeding against Sprint Capital. The Sprint Capital Indenture provides that Sprint may under certain circumstances assume all rights and obligations of Sprint Capital under the Sprint Capital Indenture with respect to a series of Debt Securities issued by Sprint Capital.

                VALIDITY OF THE DEBT SECURITIES AND GUARANTEES

  The validity of the Debt Securities and the Guarantees will be passed upon for Sprint Capital and Sprint by Don A. Jensen, Esq., Vice President and Secretary of Sprint Capital and Sprint, and for any underwriters by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. As of September 30, 1998, Mr. Jensen was the beneficial owner of approximately 31,000 shares of Sprint common stock and had options to purchase in excess of 60,000 shares of Sprint common stock.

                                    EXPERTS

  The consolidated financial statements and consolidated financial statement schedule of Sprint appearing in Sprint's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the year 1997, is based in part on the report of Deloitte & Touche LLP, independent auditors. Such consolidated financial statements and consolidated financial statement schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The consolidated financial statements of Sprint and the combined financial statements of the FON Group and the PCS Group appearing in Sprint's Proxy Statement/Prospectus that forms a part of Registration Statement No. 333-65173 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference which, as to the year 1997 for the consolidated financial statements of Sprint and the years 1997, 1996 and 1995 for the combined financial statements of the PCS Group, are based in part on the reports of Deloitte & Touche LLP, independent auditors. Such consolidated financial statements of Sprint and combined financial statements of the FON Group and the PCS Group are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The combined financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries and PhillieCo Partners II, L.P. and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated in this Prospectus by reference from the Sprint Corporation Registration Statement No. 333-65173 and the related combined financial statement schedule included in this Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and include an explanatory paragraph referring to the emergence from the development stage) which is included or incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements and the related financial statement schedule, incorporated in this Prospectus by reference from the Sprint Spectrum L.P. and Sprint Spectrum Finance Corporation Annual Reports on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and include an explanatory paragraph referring to the emergence from the development stage) which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements and the related financial statement schedule of Sprint Spectrum Holding Company, L.P. and subsidiaries as of December 31, 1997 and 1996, not separately presented in this Prospectus, incorporated in this Prospectus by reference from the Sprint Corporation Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph referring to the emergence from the development stage) which is incorporated herein by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                             PLAN OF DISTRIBUTION

   With respect to the offering of the Debt Securities, the following summary of the plan of distribution will be supplemented by a description of such offering, including the particular terms and conditions of such offering, set forth in the applicable Prospectus Supplement relating to such Debt Securities.

  Sprint and Sprint Capital may sell Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or a limited number of institutional purchasers; or (iii) through agents. Each Prospectus Supplement with respect to a series of Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of any underwriters or agents, the price of such Debt Securities and the net proceeds to Sprint or Sprint Capital, as the case may be, from such sale, any underwriting discounts, commissions or other items constituting underwriters' or agents' compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

  If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly by one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Debt Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Debt Securities may be sold directly by Sprint or Sprint Capital to one or more institutional purchasers, or through agents designated by Sprint or Sprint Capital from time to time. Any agent involved in the offer or sale of the Debt Securities will be named, and any commissions payable by Sprint or Sprint Capital, as the case may be, to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  If so indicated in the applicable Prospectus Supplement, Sprint or Sprint Capital, as the case may be, will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Debt Securities from Sprint or Sprint Capital, as the case may be, at the public offering price set forth in such Prospectus Supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases such institutions must be approved by Sprint or Sprint Capital, as the case may be. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Agents, underwriters and dealers may be entitled under agreements entered into with Sprint or Sprint and Sprint Capital to indemnification by Sprint or Sprint and Sprint Capital against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect of such civil liabilities.

  Agents, underwriters and dealers may engage in transactions with or perform services for Sprint and Sprint Capital in the ordinary course of business.

  The Debt Securities will be new issues of Debt Securities with no established trading market. Underwriters and agents to whom Debt Securities are sold by Sprint or Sprint Capital for public offering and sale may make a market in such Debt Securities, but such underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debt Securities.

                PRINCIPAL OFFICE OF THE ISSUER AND THE GUARANTOR

                           Sprint Capital Corporation
                               Sprint Corporation
                          2330 Shawnee Mission Parkway
                             Westwood, Kansas 66205

                               ----------------

                        TRUSTEE & PRINCIPAL PAYING AGENT

                                 Bank One, N.A.
                             100 East Broad Street
                              Columbus, Ohio 43215

                               ----------------

                    LUXEMBOURG PAYING AGENT & TRANSFER AGENT

                          Kredietbank S.A. Luxembourg
                        Kredietbank S.A. Luxembourgeoise
                              43, Boulevard Royal
                               L-2955 Luxembourg

                               ----------------

                                 LEGAL ADVISORS

   To Sprint and Sprint Capital as        To the Underwriters as tomatters of
    tomatters of United States Law                 United States Law
           King & Spalding                      Cravath, Swaine & Moore
     1185 Avenue of the Americas                   825 Eighth Avenue
          New York, NY 10036                        Worldwide Plaza
                                                   New York, NY 10019

                               ----------------

                                    AUDITORS

 To Sprint, the FON Groupand the PCS       To Sprint Spectrum HoldingCompany,
                Group                            L.P. and Subsidiaries
          Ernst & Young LLP                      Deloitte & Touche LLP
        One Kansas City Place                          Suite 400
           1200 Main Street                       1010 Grand Boulevard
        Kansas City, MO 64105                    Kansas City, MO 64106

                               ----------------

                                 LISTING AGENT

                          Kredietbank S.A. Luxembourg
                        Kredietbank S.A. Luxembourgeoise
                              43, Boulevard Royal
                               L-2955 Luxembourg